Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400

Deerfield, IL  60015

Contact:         Terry Huch

Senior Director, Investor Relations and Corporate Communications

847-405-2515 — THuch@cfindustries.com

CF Industries Holdings, Inc. Reports Fourth Quarter 2009 Net Earnings

of $51.4 Million, or $1.04 per Diluted Share

Results include $0.58 per share of business combination and Perú project development costs, $0.15 per share gain on disposition of shares of Terra

Industries and $0.03 per share gains from mark-to-market adjustments

Fundamentals support a strong outlook for spring season

Fourth Quarter Highlights

•                  Net earnings attributable to common stockholders were $51.4 million, or $1.04 per diluted share, down from $190.1 million, or $3.59 per share, in fourth quarter 2008.

•                  Fourth quarter pre-tax results included $36.2 million of business combination and Perú project development costs, $11.9 million gain on sale of Terra Industries common shares and $2.7 million non-cash mark-to-market gain on natural gas derivatives.  These items increased/(reduced) after-tax earnings per diluted share by $(0.58), $0.15 and $0.03, respectively.

•                  Net sales were $506.7 million, down 53 percent from fourth quarter 2008.

•                  Nitrogen segment volume was unchanged from a year ago despite weak market conditions early in the quarter.  Phosphate segment volume rose 36 percent, reflecting strong exports and increased domestic activity.

Full Year Highlights

•                  For 2009, net earnings attributable to common stockholders were $365.6 million, or $7.42 per diluted share, down from $684.6 million, or $12.13 per share.

•                  Pre-tax results for the year included $89.3 million of business combination and Perú project development costs, $87.5 million in non-cash gains from mark-to-market adjustments on natural gas derivatives, and an $11.9 million gain on sale of Terra Industries common shares.  These items increased/(reduced) after-tax earnings per diluted share by $(1.64), $1.10 and $0.15, respectively.

•                  Net sales were $2.61 billion, down 33 percent from $3.92 billion in 2008.

•                  Nitrogen segment volume for 2009 was 5.9 million tons, down five percent from 6.1 million tons in 2008.  Phosphate segment volume for 2009 was 2.2 million tons, up 26 percent from 2008.

Outlook

•                  Company expects strong spring market conditions due to higher planted corn acreage, need to replenish nutrients absorbed by last year’s record crop, poor fall 2009 ammonia application season, decreased production by some global competitors and low downstream inventories.

Deerfield, Illinois — (BusinessWire) — February 16, 2010:  CF Industries Holdings, Inc. (NYSE: CF) today reported fourth quarter 2009 net earnings attributable to common stockholders of $51.4 million, or $1.04 per diluted share.  This represents a 73 percent decrease from the fourth quarter record $190.1 million, or $3.59 per diluted share, the company reported in 2008.

“The fourth quarter was a period of transition from weak to strengthening market conditions,” commented Stephen R. Wilson, chairman and chief executive officer, CF Industries Holdings, Inc.  “The quarter was marked by a late harvest and a poor fall ammonia application season.  But by the end of the quarter, stronger buying interest had returned and prices had risen, reflecting the reality that the U.S. market needs to attract enough nitrogen fertilizer from world markets to meet strong expected demand in the spring of 2010,” Wilson noted.

CF Industries’ operating flexibility allowed it to take advantage of opportunities in export markets early in the quarter and to redirect its focus to North American markets as domestic conditions improved.  During the quarter, the company exported 274,000 tons of phosphate and 63,000 tons of urea ammonium nitrate solution (UAN) to customers on five continents.  By the end of the quarter, pricing and buying activity in North America had improved and it became more economic to focus on core domestic markets.

“The company performed well through this transition period,” continued Wilson.  “Our access to export markets and our disciplined approach in managing forward sales delivered good results in a dynamic market and has positioned us well for the 2010 spring planting season.”

For the quarter, net sales totaled $506.7 million, a decrease of 53 percent from fourth quarter 2008 resulting from lower price realizations for all products.

Gross margin was $126.1 million, down 65 percent from $360.7 million in the year-earlier quarter.  Gross margin was significantly lower for both the nitrogen and phosphate segments, reflecting the lower price realizations.

Fourth quarter results included $36.2 million of business combination and Perú project development costs, or $0.58 per diluted share on an after-tax basis.  The business combination costs arose from CF Industries’ proposed business combination with Terra Industries and costs associated with responding to Agrium Inc.’s offer for CF Industries.

Also included in fourth quarter results was a gain of $11.9 million, or $0.15 per diluted share, on the sale of Terra shares purchased in conjunction with the proposed business combination.  Subsequent to the end of the quarter, the company sold its remaining shares of Terra.

Fourth quarter results also included $2.7 million in non-cash, pre-tax unrealized gains, or $0.03 per diluted share on an after-tax basis, from mark-to-market adjustments on natural gas derivatives.

Results for the fourth quarter of 2008 included $57.0 million pre-tax, or $0.70 per diluted share on an after-tax basis, for phosphate and potash inventory write-downs; $34.4 million in non-cash, pre-tax unrealized gains, or $0.42 per diluted share on an after-tax basis, from mark-to-market adjustments; and $0.7 million pre-tax, or $0.01 per diluted share, in Perú project development costs.

Full Year Results

For 2009, CF Industries recorded net sales of $2.61 billion, down 33 percent from $3.92 billion in 2008, driven primarily by lower prices for all products.  Net earnings were $365.6 million, or $7.42 per diluted share, compared to record earnings of $684.6 million, or $12.13 per diluted share, in 2008.

The company’s results for the year included $89.3 million of proposed business combination and Perú project development costs, or $1.64 per diluted share on an after tax basis; $87.5 million in non-cash, pre-tax unrealized gains, or $1.10 per diluted share on an after-tax basis, from mark-to-market adjustments on natural gas derivatives; and an $11.9 million pre-tax gain on the sale of Terra Industries common shares, or $0.15 per diluted share on an after tax basis.   Results for 2008 included $63.8 million in non-cash, pre-tax unrealized losses, or $0.73 per diluted share on an after-tax basis, for mark-to-market adjustments; $57.0 million pre-tax, or $0.65 per diluted share on an after-tax basis, for phosphate and potash inventory write-downs; and $1.2 million pre-tax, or $0.02 per diluted share on an after-tax basis, in Perú project development costs.

“As with the fourth quarter, 2009 was a transition year for the industry,” Wilson noted.  “On the heels of 2008’s unprecedented rise and precipitous decline in commodity prices and a disappointing spring 2009 planting season, buyers became extremely risk averse.  But by the end of the year, a positive tone had returned to fertilizer markets, as inventory levels had been reduced and customers realized that domestic stocks needed to be replenished in anticipation of strong spring planting.”

Gross margin as a percent of sales for the year was 32 percent, compared to 31 percent in 2008, including the impacts of mark-to-market adjustments in both periods.  Selling, general and administrative expense was $62.9 million for the year, down eight percent from $68.0 million in 2008.

For the year, CF Industries invested $235.7 million in capital expenditures, using its strong cash position to continue making improvements to its advantaged North American asset base.  The company anticipates capital expenditures for 2010 in the range of $150 million to $200 million, in line with longer-term annual targets.

Nitrogen Fertilizer Segment

Nitrogen market conditions improved as the fourth quarter progressed, but varied widely by product.  Nitrogen segment volume of 1.5 million tons in the quarter was unchanged from 2008.  Net sales totaled $352.0 million, down 50 percent from the fourth quarter of 2008, reflecting lower selling prices.  The quarter’s volume included approximately 63,000 tons of UAN exports to Argentina and France.

Gross margin for the nitrogen segment was $109.7 million, compared to $281.3 million in last year’s quarter.  Gross margin as a percent of sales, including the effect of the segment’s mark-to-market gains on derivatives, was 31 percent in the quarter, compared to 40 percent in the fourth quarter of 2008.

CF Industries realized an average selling price of $308 per ton of ammonia in the fourth quarter, which was 13 percent lower than the third quarter and 53 percent lower than last year’s fourth quarter.  The company sold 305,000 tons of ammonia in the quarter, down 16 percent from the year-earlier period.

During the quarter, the U.S. urea market changed significantly, from being one of the lowest-priced in the world to one of the highest priced.  For the quarter, CF Industries realized an average price of $272 per ton of urea, which was five percent higher than the third quarter but 43 percent lower than the fourth quarter of 2008.  Urea sales volume for the quarter was 662,000 tons, up seven percent from year-ago levels.

UAN prices also rose late in the fourth quarter.  CF Industries realized an average of $156 per ton of UAN sold in the quarter, about equal to the third quarter, but 56 percent lower than the fourth quarter of 2008.  Sales volume of 494,000 tons was about equal to volume in the previous year’s quarter, with exports of 63,000 tons offsetting a decline in domestic sales volume.

CF Industries’ nitrogen complexes operated at 92 percent of capacity during the fourth quarter.  As of December 31, 2009, the company’s inventory of ammonia was above its five-year average and its inventories of urea and UAN were below their five-year averages.

Nitrogen sales under the company’s Forward Pricing Program (FPP) totaled 0.4 million tons during the quarter, representing 27 percent of nitrogen sales volume.  In the year-earlier quarter, FPP sales accounted for 75 percent of segment sales.

The average cost of natural gas at the company’s Donaldsonville, Louisiana operations in the fourth quarter of 2009 was $4.41/MMBtu, compared to $10.11/MMBtu in the year-earlier quarter.  The average cost of gas at the company’s Medicine Hat, Alberta operations was $4.20/MMBtu, compared to $6.77/MMBtu in the fourth quarter of 2008.  The low acquisition cost of natural gas in the fourth quarter of 2009 reflected the company’s decision not to fix the price of large quantities of natural gas, allowing it to capture the benefit of declining prices.

For the year, nitrogen segment gross margin of $784.2 million was two percent higher than the $770.3 million in 2008.  As a percent of sales, nitrogen segment gross margin was 43 percent in 2009, compared to 30 percent in 2008.  Results for 2009 included mark-to-market gains, whereas 2008 results included mark-to-market losses.

“In the first half of the year, we benefited from a very profitable book of business sold forward at high 2008 prices,” said Wilson.  “As the year progressed, we followed a disciplined approach to our Forward Pricing Program, setting future prices at levels that reflected our bullishness about the future of nitrogen markets in North America and our generally favorable view of future gas costs.”

Phosphate Fertilizer Segment

Phosphate segment volume was 551,000 tons, up 36 percent from 404,000 tons in the year-earlier quarter, reflecting higher sales to both domestic and export customers.  Net sales were $154.7 million, a 58 percent decrease from $366.4 million in the fourth quarter 2008 due to much lower average prices.

Phosphate segment gross margin of $16.4 million was down from $79.4 million in fourth quarter 2008.  Gross margin as a percent of sales was 11 percent, compared to 22 percent in the year-earlier period.

The company realized an average price of $277 per ton of diammonium phosphate (DAP), about the same as the third quarter, but down 69 percent from the prior year’s quarter.  Prices for DAP rose rapidly in December and continued to rise in January.  Tampa contract prices for sulfur increased from $10 per long ton for the third quarter to $30 per long ton for the fourth quarter.

The company’s Plant City, Florida Phosphate Complex operated at 94 percent of capacity during the fourth quarter.  Inventories at the end of the quarter were below the company’s five-year averages.

Phosphate sales under the FPP totaled approximately 59,000 tons during the quarter, representing 11 percent of segment volume, down from 206,000 tons sold or 51 percent of segment volume in the fourth quarter 2008.

Phosphate segment volume for the full year 2009 was 2.2 million tons, up 26 percent from 1.8 million tons in 2008.  However, sales of $769.1 million were 42 percent lower than the $1,330 million in 2008, as average DAP selling prices fell from $760 per ton in 2008 to $321 per ton in 2009.  Segment gross margin for the year was $55.2 million, or seven percent of sales, compared to $452.4 million, or 34 percent of sales, in 2008.  During 2009, the company ceased its sales of potash, which have been reported in the phosphate segment.  Excluding potash, phosphate gross margin was 13 percent of sales in 2009 and 36 percent in 2008.

Liquidity and Financial Position

At December 31, 2009, the company’s cash, cash equivalents and short-term investments totaled approximately $882.1 million, compared to $625.0 million at December 31, 2008.  The increase was due primarily to cash flow from operations, offset partially by net additions to property, plant and equipment, net investment in marketable equity securities and distributions to non-controlling interest.

At December 31, 2009, the company held investments in illiquid auction rate securities (ARS) that were valued at $133.9 million, compared to $177.8 million at December 31, 2008.  During the fourth quarter and full year, respectively, $6.9 million and $60.2 million of ARS were redeemed at par.  In addition, the company held investments in marketable equity securities of $160.2 million representing the market value of its just less than five percent stake in Terra Industries at December 31, 2009.  Subsequent to the end of the quarter, the company sold these shares in open market transactions, yielding proceeds of $167.1 million and a gain of $28.3 million.  As of December 31, 2009, the company held total cash, cash equivalents and investments of approximately $1.2 billion.

Dividend Payment

On January 29, 2010, the Board of Directors declared the regular quarterly dividend of $0.10 per common share.  The dividend will be paid on March 1 to stockholders of record on February 16.

Perú Nitrogen Complex

CF Industries continues to make progress on its proposed nitrogen complex in Perú.  However, the cost estimate provided by the Front-End Engineering and Design (FEED) study, which was completed near year-end, was higher than expected.  Management is evaluating potential actions that may improve expected project economics.

Outlook

Agriculture fundamentals are very favorable for the spring of 2010.  Although corn futures prices have receded from their high levels in December, they remain in the optimal zone that strongly favors planting of corn over soybeans without causing concerns about demand destruction.  In addition, the company believes that the combination of the record crop in 2009, which depleted nutrients in the soil, and the poor fall weather, which led to significant under-application of nitrogen, has set the stage for strong fertilizer application rates in 2010.  Except for ammonia, inventories are low at both the producer and downstream levels, adding upward pressure on demand and prices.

“Fundamental drivers are in the sweet spot,” said Wilson.  “The outlook for demand is robust, while domestic inventories of urea, UAN and phosphates are relatively low across the marketing chain.  This comes at a time of tight global supplies and a strengthening international market.”

The company believes the outlook for UAN is particularly strong.  UAN imports during the first half of this fertilizer year were at their lowest levels since 2000.  Even with high U.S. production rates, imports will have to increase significantly in order to meet expected demand.  Availability of supply in world markets is low and world prices are currently running above the U.S. market.  Continued start-up delays for new capacity in Trinidad and the U.S. also have contributed to the tight supply conditions.

The outlook for urea also appears to be favorable.  Although imports have rebounded recently, their low levels during the first half of the fertilizer year and strong demand prospects for this spring should keep the urea balance in a tight position throughout the next two quarters.   India’s anticipated return to the market and the step-up in China’s export tax rate at the beginning of this month also should help support the international market.

Assuming no weather problems, direct application ammonia demand is expected to rebound meaningfully from the low volume in 2009 because of an expected large planted corn crop and carry-over demand from the fall application season.

In the phosphate sector, the market improved dramatically in mid-November with China’s sudden entrance into the market as an importer and strengthened further in December and January as a result of production problems in Morocco and various turnarounds in Florida.  This combination, along with renewed buying interest in Latin America and in the U.S. domestic market, eliminated any surplus in world markets and left U.S. producer inventories at the end of December at a level that was among the lowest since the early 1980s.

The sulfur market has been characterized by tight conditions in recent months.  Contract sulfur prices for first quarter Tampa delivery settled at $90 per long ton, an increase of $60 per long ton from the fourth quarter of 2009.

Wilson commented, “We believe competitive conditions create opportunities for us for 2010 and that we are well positioned to deliver strong results, so long as the weather cooperates.”

FPP Update and Forward Natural Gas Position

As of December 31, 2009, FPP bookings for 2010 stood at 1.3 million tons, compared to 1.4 million tons at a similar point last year.  CF Industries’ forward natural gas positions as of

December 31, 2009 represented approximately 28 percent of nitrogen capacity for the period January 2010 through April 2010 and a negligible amount thereafter.  All of the forward positions relate to FPP orders.

Conference Call

CF Industries will hold a conference call to discuss fourth quarter and year-to-date results at 10:00 a.m. Eastern Time on Tuesday, February 16, 2010.  Investors can access the call through the Investor Relations section of the company’s Web site (www.cfindustries.com), as well as find call-in information there.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, is the holding company for the operations of CF Industries, Inc. CF Industries, Inc. is a major producer and distributor of nitrogen and phosphate fertilizer products. CF Industries operates world-scale nitrogen fertilizer plants in Donaldsonville, Louisiana and Medicine Hat, Alberta, Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes fertilizer products through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States.  The company also owns a 50 percent interest in KEYTRADE AG, a global fertilizer trading organization headquartered near Zurich, Switzerland.  Additional information about the company and its performance can be found on its Web site at www.cfindustries.com.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  Management believes that certain non-GAAP financial measures provide additional meaningful information regarding the company’s performance, liquidity, financial strength, and capital structure.  The non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP.  In addition, because not all companies use identical calculations, the non-GAAP financial measures included in this financial results release may not be comparable to similarly titled measures of other companies.  Reconciliations of the non-GAAP financial measures to GAAP are provided in tables accompanying this release.

Safe Harbor Statement

Certain statements contained in this communication may constitute “forward-looking statements.”  All statements in this communication, other than those relating to historical information or current condition, are forward-looking statements.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements.  These risks and uncertainties include:  the volatile cost of North American natural gas; the cyclical nature of our business and the agricultural sector; the global commodity nature of our fertilizer products, the impact of global supply and demand on our selling prices, and the intense global competition in the consolidating markets in which we operate; conditions in the U.S. agricultural industry;

risks involving derivatives; weather conditions; our inability to  predict seasonal demand for our products accurately; the concentration of our sales with certain large customers; the impact of changing market conditions on our Forward Pricing Program; the reliance of our operations on a limited number of key facilities and the significant risks and hazards against which we may not be fully insured; reliance on third party transportation providers;  risks associated with joint ventures;  risks associated with expansion of our business, including unanticipated adverse consequences and the significant resources that could be required; future regulatory restrictions and requirements related to greenhouse gas emissions, climate change or other environmental requirements; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our potential inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements; acts of terrorism; difficulties in securing the supply and delivery of raw materials we use and increases in their costs; losses on our investments in securities; loss of key members of management and professional staff; and the international credit crisis and global recession.  Forward-looking statements are given only as of the date of this release and we disclaim any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RESULTS OF OPERATIONS

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
	(in millions, except per share amounts)
Net sales	$506.7	$1,072.0	$2,608.4	$3,921.1
Cost of sales	380.6	711.3	1,769.0	2,698.4
Gross margin	126.1	360.7	839.4	1,222.7
Selling, general and administrative	15.9	15.0	62.9	68.0
Other operating - net	39.1	1.8	96.7	4.5
Operating earnings	71.1	343.9	679.8	1,150.2
Interest expense (income) - net	—	(3.9)	(3.0)	(24.5)
Other non-operating - net	(12.4)	0.7	(12.8)	(0.7)
Earnings before income taxes and equity in earnings (loss) of unconsolidated affiliates	83.5	347.1	695.6	1,175.4
Income tax provision	25.9	103.9	246.0	378.1
Equity in earnings (loss) of unconsolidated affiliates - net of taxes	(0.3)	(3.3)	(1.1)	4.2
Net earnings	57.3	239.9	448.5	801.5
Less: Net earnings attributable to noncontrolling interest	5.9	49.8	82.9	116.9
Net earnings attributable to common stockholders	$51.4	$190.1	$365.6	$684.6

Net earnings per share attributable to common stockholders
Basic	$1.06	$3.63	$7.54	$12.35
Diluted	$1.04	$3.59	$7.42	$12.13
Weighted average common shares outstanding
Basic	48.6	52.3	48.5	55.4
Diluted	49.3	53.0	49.2	56.4

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SUMMARIZED BALANCE SHEETS

	December 31,	December 31,
	2009	2008
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$697.1	$625.0
Short-term investments	185.0	—
Accounts receivable	167.4	175.1
Inventories - net	207.8	588.6
Prepaid income taxes	14.7	26.3
Other	11.1	18.2
Total current assets	1,283.1	1,433.2
Property, plant and equipment - net	793.8	661.9
Goodwill	0.9	0.9
Asset retirement obligation escrow account	36.5	28.8
Investments in and advances to unconsolidated affiliates	45.6	44.8
Investments in auction rate securities	133.9	177.8
Investment in marketable equity securities	160.2	—
Other assets	40.9	40.2
Total assets	$2,494.9	$2,387.6

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$172.5	$207.9
Income taxes payable	—	14.1
Customer advances	159.5	347.8
Notes payable	—	4.1
Deferred income taxes	52.6	52.1
Distributions payable to noncontrolling interest	92.1	106.0
Other	3.1	86.1
Total current liabilities	479.8	818.1
Notes payable	4.7	—
Deferred income taxes	68.3	6.2
Other noncurrent liabilities	197.2	212.6
Equity
Stockholders’ equity	1,728.9	1,338.1
Noncontrolling interest	16.0	12.6
Total equity	1,744.9	1,350.7
Total liabilities and equity	$2,494.9	$2,387.6

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
	(in millions)
Operating Activities:
Net earnings	$57.3	$239.9	$448.5	$801.5
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	27.7	25.1	101.0	100.8
Deferred income taxes	(3.9)	(27.8)	45.7	26.4
Stock compensation expense	1.9	1.7	6.6	8.3
Excess tax benefit from stock-based compensation	(0.2)	(0.5)	(4.6)	(24.3)
Unrealized (gain) loss on derivatives	(2.7)	(34.4)	(87.5)	63.8
Inventory valuation allowance	—	57.0	(57.0)	57.0
(Gain) on sale of marketable equity securities	(11.9)	—	(11.9)	—
Loss (gain) on disposal of property, plant and equipment	0.3	(0.3)	0.7	(6.2)
Equity in loss (earnings) of unconsolidated affiliates - net of taxes	0.3	3.3	1.1	(4.2)
Changes in:
Accounts receivable	(21.7)	(34.1)	21.3	(44.0)
Margin deposits	0.1	11.1	11.4	(11.4)
Inventories	13.0	(30.1)	440.3	(416.7)
Prepaid product and expenses	3.0	4.3	—	19.6
Accrued income taxes	(24.4)	68.5	2.2	9.8
Accounts payable and accrued expenses	28.2	(19.8)	(39.2)	3.7
Product exchanges - net	8.1	(2.7)	0.4	4.6
Customer advances - net	36.2	(230.3)	(188.3)	42.0
Other - net	—	(6.2)	(8.9)	7.9
Net cash provided by operating activities	111.3	24.7	681.8	638.6
Investing Activities:
Additions to property, plant and equipment	(54.3)	(30.5)	(235.7)	(141.8)
Proceeds from the sale of property, plant and equipment	0.4	3.0	9.3	10.4
Purchases of short-term and auction rate securities	(50.0)	—	(304.9)	(638.2)
Sales and maturities of short-term and auction rate securities	77.1	327.1	180.4	934.1
Purchase of marketable equity securities	—	—	(247.2)	—
Sale of marketable equity securities	68.0	—	68.0	—
Return of capital from marketable equity securities	52.4	—	52.4	—
Deposit to asset retirement obligation escrow account	—	—	(7.5)	(6.2)
Other - net	—	—	(2.5)	1.2
Net cash provided by (used in) investing activities	93.6	299.6	(487.7)	159.5
Financing Activities:
Dividends paid on common stock	(4.9)	(5.1)	(19.4)	(22.0)
Distributions to noncontrolling interest	—	(24.3)	(112.3)	(52.7)
Issuances of common stock under employee stock plans	0.3	0.2	3.2	10.1
Purchase of treasury stock	—	(500.2)	—	(500.2)
Excess tax benefit from stock-based compensation	0.2	0.5	4.6	24.3
Net cash used in financing activities	(4.4)	(528.9)	(123.9)	(540.5)
Effect of exchange rate changes on cash and cash equivalents	(0.9)	1.2	1.9	0.9
Increase (decrease) in cash and cash equivalents	199.6	(203.4)	72.1	258.5
Cash and cash equivalents at beginning of period	497.5	828.4	625.0	366.5
Cash and cash equivalents at end of period	$697.1	$625.0	$697.1	$625.0

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NITROGEN SEGMENT DATA

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
	(in millions, except as noted)
Net sales	$352.0	$705.6	$1,839.3	$2,591.1
Cost of sales	242.3	424.3	1,055.1	1,820.8
Gross margin	$109.7	$281.3	$784.2	$770.3

Gross margin percentage	31.2%	39.9%	42.6%	29.7%

Tons of product sold (in thousands)	1,470	1,475	5,851	6,141

Sales volumes by product (tons in thousands) (1)
Ammonia	305	362	1,083	1,079
Urea	662	616	2,604	2,617
UAN	494	493	2,112	2,405
Other nitrogen fertilizers	9	4	52	40

Average selling prices (dollars per ton)
Ammonia	$308	$653	$514	$560
Urea	272	480	302	462
UAN	156	352	232	321

Cost of natural gas (dollars per MMBtu) (2)
Donaldsonville	$4.41	$10.11	$5.12	$9.42
Medicine Hat	4.20	6.77	4.23	7.74

Average daily market price of natural gas (dollars per MMBtu)
Henry Hub (Louisiana)	$4.26	$6.37	$3.92	$8.82
AECO (Alberta)	4.28	5.56	3.48	7.76

Depreciation and amortization	$15.8	$14.2	$59.0	$57.3
Capital expenditures	$37.6	$14.6	$165.2	$74.2

Production volume by product (tons in thousands)
Ammonia (3) (4)	804	840	3,098	3,249
Granular urea (3)	614	639	2,350	2,355
UAN (28%)	607	690	2,312	2,602

(1)

Sales volume by product figures for the three and twelve months ended December 31, 2009, include urea export sales of 0 and 36,000 tons, respectively and UAN export sales of 63,000 and 339,000 tons, respectively. There were no nitrogen exports in the comparable periods of 2008.

(2)	Includes gas purchases and realized gains and losses on gas derivatives.
(3)	Total production at Donaldsonville and Medicine Hat, including the 34% interest in Viterra, the noncontrolling interest holder of Canadian Fertilizers Limited.
(4)	Gross ammonia production including amounts subsequently upgraded on-site into urea and/or UAN.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

PHOSPHATE SEGMENT DATA

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
	(in millions, except as noted)
Net sales	$154.7	$366.4	$769.1	$1,330.0
Cost of sales	138.3	287.0	713.9	877.6
Gross margin	$16.4	$79.4	$55.2	$452.4

Gross margin percentage	10.6%	21.7%	7.2%	34.0%

Gross margin by product
DAP/MAP	$16.3	$107.9	$89.1	$480.9
Potash	0.1	(28.5)	(33.9)	(28.5)

Gross margin percentage by product
DAP/MAP	10.5%	29.5%	13.1%	36.2%
Potash	—	—	(37.8)%	—

Tons of product sold (in thousands)	551	404	2,249	1,787

Sales volumes by product (tons in thousands)
DAP	490	365	1,736	1,532
MAP	61	39	349	255
Potash	—	—	164	—

Domestic vs. export sales (tons in thousands)
Domestic	277	226	1,274	1,263
Export	274	178	975	524

Average selling prices (dollars per ton)
DAP	$277	$906	$321	$760
MAP	309	903	348	646
Potash	—	—	548	—

Depreciation, depletion, and amortization	$11.3	$10.4	$39.7	$40.5
Capital expenditures	$16.8	$15.8	$70.2	$66.2

Production volume by product (tons in thousands)
Hardee Phosphate Rock Mine
Phosphate rock	820	719	3,088	3,443
Plant City Phosphate Fertilizer Complex
Sulfuric Acid	641	556	2,322	2,448
Phosphoric acid as P2O5 (1)	247	224	918	985
DAP/MAP	494	458	1,830	1,980
Potash purchases (tons in thousands)	—	42	—	164

(1)	P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RECONCILIATION OF NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings to EBITDA:

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
	(in millions)
Net earnings attributable to common stockholders	$51.4	$190.1	$365.6	$684.6
Interest expense (income) - net	—	(3.9)	(3.0)	(24.5)
Income taxes	25.3	103.9	245.4	378.1
Depreciation, depletion and amortization	27.7	25.1	101.0	100.8
Less: Loan fee amortization (1)	(0.1)	(0.1)	(0.5)	(0.5)

EBITDA	$104.3	$315.1	$708.5	$1,138.5

(1)	To adjust for amount included in both interest and amortization.

EBITDA is defined as net earnings attributable to common stockholders plus interest income—net, income taxes and depreciation, depletion and amortization.  We have presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

Reconciliation of debt to net debt (net cash):

	December 31,	December 31,
	2009	2008
	(in millions)
Total debt	$4.7	$4.1
Less: Cash, cash equivalents and short-term investments	882.1	625.0
Plus: Customer advances	159.5	347.8
Net debt (net cash)	$(717.9)	$(273.1)

Net debt (net cash) is defined as total debt minus cash, cash equivalents and short-term investments, plus customer advances.  We include customer advances in this calculation to reflect the liability associated with our obligations to supply fertilizer in the future, which offsets cash received in the form of customer advances.  Net debt (net cash) does not include Canadian Fertilizers Limited’s distributions of earnings to its noncontrolling interest holder.  We use net debt (net cash) in the evaluation of our capital structure.